Release	Immediate

Date	September 20, 2006

Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:  Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302

Internet	www.hermanmiller.com

Herman Miller, Inc., Orders Accelerate to Highest Level in More Than Five Years

Webcast to be held Thursday, September 21, 2006, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the first quarter ended September 2, 2006. Year-over-year gains were achieved in sales, orders, and net earnings, even before factoring in the impact of the extra week of operations that was included in the year-ago period. Sales for the quarter were $449.7 million, and orders for the quarter exceeded $500 million for the first time in more than five years. Average weekly sales and orders, accounting for the extra week of operations in the prior year period, increased 12.4% and 9.5%, respectively. Operating earnings as a percentage of sales expanded to 10.2% of sales from 9.1% in the prior year period, reflecting strong improvements in gross margin. Net earnings for the quarter were $28.5 million, an increase of 20.3% over net earnings of $23.7 million for the same period in the prior year. Earnings per share of $0.43 increased 26.5% over last year’s first quarter performance.

FINANCIAL HIGHLIGHTS (Dollars in
millions, except per share data)

	Three Months Ended

	09/02/06 (13 Weeks)	09/03/05 (14 Weeks)	Percent Change

Net Sales	$449.7	$430.9	4.4%
Gross Margin (Percent of Sales)	33.9%	32.9%	N/A
Operating Expenses	$106.6	$102.5	4.0%
Operating Earnings (Percent of Sales)	10.2%	9.1%	N/A
Net Earnings	$28.5	$23.7	20.3%
Earnings Per Share - Diluted	$0.43	$0.34	26.5%
Orders	$501.2	$492.9	1.7%
Backlog	$289.6	$271.8	6.5%

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The company’s consolidated sales for the quarter were $449.7 million, up 4.4% from the same period a year ago. The prior year’s sales of $430.9 million included approximately $31 million of sales due to the extra week of operations. Excluding the impact of this item, the growth in average weekly sales was 12.4%. Orders in the quarter were $501.2 million, up 1.7% from the same period a year ago. The prior year’s orders of $492.9 million also included approximately $35 million of orders due to the extra week of operations. Excluding the impact of this item, the growth in average weekly orders was 9.5%.

“The excitement we expressed in June continued through the summer, culminating in the highest order levels since November of 2000,” said Beth Nickels, Chief Financial Officer. “Our 9.5% order growth is even more impressive considering the prior year included $14 million from dealers that are no longer owned or consolidated under FIN 46. It’s also worth noting last year’s first quarter included accelerated orders in advance of a September 2005 price increase.”

Gross margin as a percentage of sales improved one full percentage point to 33.9% compared to 32.9% in the prior year. On a sequential basis, gross margins declined slightly from the 34.0% achieved in the fourth quarter. Continued increases in raw material costs negatively impacted gross margins both year-over-year and sequentially. Improved leverage of overhead gained from higher volume, combined with the benefit of prior pricing actions, more than offset these increases on a year-over-year basis.

Operating expenses for the quarter totaled $106.6 million, or 23.7% of sales, compared to $102.5 million, or 23.8% of sales, for the same period in fiscal 2006. The prior year’s quarter included approximately $4.0 million in additional compensation costs associated with the extra week in the quarter. Most of the increased spending in the current quarter was the result of research and development costs associated with new product introductions, variable selling costs driven by higher sales levels, and increased accounts receivable reserves. Operating expenses were down significantly from the prior year fourth quarter level of $113.7 million, or 25.6% of sales, due to lower marketing and incentive compensation costs.

Ms.     Nickels added, “We entered the quarter knowing raw material costs would be a challenge. We incurred over $4 million in increased raw material costs year-over-year, but we’re encouraged as the commodity markets now appear to be stabilizing. Clearly, we continue to see the benefits of the Herman Miller Production System on our overhead and labor costs. This, combined with our focus on controlling operating expenses, will enable us to continue to improve our operating margin. We remain confident we will achieve our longer-term operating margin goal of 11%.”

The company’s ending cash position was $41.9 million. Cash flow from operations for the quarter was negative $6.4 million compared to positive $20.9 million for the same period last year. The current quarter’s cash used in operations reflects significant reductions in accruals from the payment of the prior year’s incentive compensation. The company also experienced increases in inventory and accounts receivable in the period. Capital spending for the quarter was $8.6 million compared to $11.2 million for the same period last year. During the quarter, the company also repurchased approximately 1.7 million shares of its stock for $46.5 million, at an average price of $27.31 per share.

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Looking forward, the company expects a strong second quarter of fiscal 2007 with sales in a range of $490 million to $510 million, representing a 12–16% increase over the prior year. The company estimates earnings per share of $.53 to $.57, an increase of 33–43% over the prior year.

Brian Walker, Chief Executive Officer, stated, “We are very pleased with the performance of our employee-owners and dealer partners around the globe. In addition to driving outstanding short-term results, we are making good progress with our strategy of investing in new products and entering new and emerging markets. We are encouraged that the factors which drive demand for our products remain positive. In addition, the macro economic outlook has improved with the stabilization of interest rates and commodity prices. Our backlog and order momentum have us well positioned for our second quarter. Going forward, we will begin to see contributions from the award-winning new products we introduced this past June.”

The company has announced a live webcast to discuss the results of the fiscal 2007 first quarter on Thursday, September 21, 2006, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic activity in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to obtain targeted margins from new products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.74 billion in revenue during fiscal 2006. Herman Miller is widely recognized both for its innovative products and business practices. The company is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2006, Herman Miller was once again cited by Fortune magazine as the “Most Admired” company in its industry and is among Business Ethics magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ’s Global Select Market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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Financial highlights for the quarter ended September 2, 2006 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	September 2, 2006		September 3, 2005

Net Sales	$449.7	100.0%	$430.9	100.0%
Cost of Goods Sold	297.4	66.1%	289.2	67.1%

Gross Margin	152.3	33.9%	141.7	32.9%
Operating Expenses	106.6	23.7%	102.5	23.8%

Operating Earnings	45.7	10.2%	39.2	9.1%
Other Expense, Net	2.9	0.6%	2.0	0.5%

Earnings before Taxes	42.8	9.5%	37.2	8.6%
Income Taxes	14.3	3.2%	12.8	3.0%

Earnings before Minority Interest	28.5	6.3%	24.4	5.7%
Minority Interest, Net of Income Taxes	0.0	0.0%	0.7	0.2%

Net Earnings	$28.5	6.3%	$23.7	5.5%

Earnings Per Share - Basic	$0.44		$0.34
Weighted Average Basic Common Shares	65,104,357		69,432,007
Earnings Per Share - Diluted	$0.43		$0.34
Weighted Average Diluted Common Shares	65,619,882		70,196,749

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended

	September 2, 2006	September 3, 2005

Net Earnings	$28.5	$23.7

Cash Flows provided by Operating Activities	(6.4)	20.9
Cash Flows used for Investing Activities	(7.6)	(7.9)
Cash Flows used for Financing Activities	(50.7)	(20.4)
Effect of Exchange Rates	(0.2)	0.2

Net Decrease in Cash	(64.9)	(7.2)
Cash, Beginning of Year	$106.8	$154.4

Cash, End of Period	$41.9	$147.2

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 2, 2006	June 3, 2005

	(Unaudited)

Assets
Current Assets
Cash and Equivalents	$41.9	$106.8
Short-term Investments	15.1	15.2
Accounts Receivable (Net)	179.0	173.2
Inventories	58.2	47.1
Prepaid Expenses and Other	53.8	47.9

Totals	348.0	390.2
Net Property and Equipment	202.0	203.3
Other Assets	73.9	74.5

Total Assets	$623.9	$668.0

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded Checks	$6.3	$6.5
Current Long-term Debt	3.0	3.0
Accounts Payable	116.3	112.3
Accrued Liabilities	148.8	177.6

Totals	274.4	299.4
Long-term Debt	176.4	175.8
Other Noncurrent Liabilities	54.4	54.2

Total Liabilities	505.2	529.4
Minority Interest	0.2	0.2
Shareholders' Equity	118.5	138.4

Total Liabilities and Shareholders' Equity	$623.9	$668.0

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